CONSENT OF MHA PETROLEUM CONSULTANTS LLC

We hereby consent to the use of our report dated September 12, 2011, including the estimates of the reserves and income attributable to certain oil and gas properties of American Eagle Energy Inc. as of December 31, 2010, in the Pre-Effective Amendment No. 5 to the Registration Statement on Form S-4 of Eternal Energy Corp.

MHA PETROLEUM CONSULTANTS LLC

/s/   Leslie S. O'Connor

Leslie S. O'Connor
President

Denver, Colorado
October 10, 2011